May 4, 2010

VOTE THE WHITE PROXY CARD TODAY

NO MATTER HOW MANY SHARES YOU OWN,
YOUR VOTE IS ESSENTIAL FOR CHANGE AT EQUUS

Dear Equus Shareholder,

With the May 12th Annual Meeting of Equus Total Return (“Equus” or the “Fund”) shareholders rapidly approaching, now is the time for you to cast your vote for a new start at Equus.  The so-called “Committee to Enhance Equus” (the “Douglass Committee”) is running a proxy contest to regain control of the Fund so that Sam and Paula Douglass can maintain the status quo and continue to benefit themselves personally at the expense of Equus’ shareholders.  If you want change at Equus, it is critical that you vote the enclosed WHITE proxy card today.

No matter how many shares you own, please make sure they are represented at the meeting.
Submit your vote on the attached WHITE proxy card today.

You should consider the backgrounds and experience of the Fund’s director nominees at the end of this letter versus the Douglass Committee and its nominees.  Below are some of the things that the Douglass Committee didn’t tell you about itself and its nominees:

1.	SAM DOUGLASS, FOUNDER OF THE “COMMITTEE TO ENHANCE EQUUS” AND THE HUSBAND OF PAULA DOUGLASS, IS CURRENTLY SUBJECT TO AN SEC “WELLS NOTICE” FOR POSSIBLE SECURITIES LAWS VIOLATIONS

In June 2009, Sam Douglass received a “Wells Notice” from the SEC.  A Wells Notice is an official written communication from the SEC that it intends to commence enforcement proceedings for violations of U.S. Federal securities laws.  Unlike a confidential fact-finding subpoena where the SEC affirms that no negative inference should be drawn from the inquiry, a Wells Notice is considered a material and disclosable event because the SEC has conducted an investigation and has concluded that wrongdoing has occurred.

2.	THE DOUGLASSES HAVE MADE MILLIONS IN MANAGEMENT FEES, SALARIES, BONUSES, AND INSTALLMENT PAYMENTS IN CONNECTION WITH MANAGING THE FUND DURING THE PAST 5 YEARS

The Douglasses, as founders of Equus, have attempted to disassociate themselves with the Fund’s poor historical performance and their management of Moore, Clayton Capital Advisors, Inc. (“MCCA”), the Fund’s previous investment advisor.  The facts, however, tell a different story.  During the past 5 years, Sam and Paula Douglass supported MCCA and its relationship with Equus because they stood to personally benefit from its management contract with the Fund:

•
MCCA was appointed as the Fund’s investment adviser in June 2005 in connection with the sale by Sam Douglass of the Fund’s previous investment advisor, Equus Capital Management Company (“ECMC”), to MCCA’s parent company.

•	Two trusts controlled by Sam Douglass were entitled to receive $6 million from the sale of ECMC, a large portion of which was a continuing earn-out contingent on MCCA remaining as advisor to the Fund.
•	At the time it was sold, ECMC was beneficially owned and controlled by Sam Douglass.
•	Mr. and Mrs. Douglass became officers, directors, and employees of MCCA, collectively drawing over $1.6 million in salary and bonus.
•
When MCCA’s investment management agreement with the Fund was terminated in June 2009, Mr. and Mrs. Douglass were no longer entitled to receive income from MCCA as employees or as installment payments for the purchase of ECMC.

ASK YOURSELF WHY THE DOUGLASSES ARE NOW UNDERTAKING THIS PROXY CONTEST TO GET CONTROL OF THE FUND’S MANAGEMENT

3.	LANCE FUNSTON ALREADY HAS A HISTORY OF LOSING THE FUND’S MONEY

Lance Funston previously managed an investment of the Fund’s predecessor (Equus Investments I) that went bankrupt less than two years after the investment.  Funston orchestrated a $2.25 million investment by Equus Investments in O’Day Corporation, a sailboat manufacturer in Fall River, Massachusetts.  As part of the transaction, Funston’s consulting firm L.T. Funston & Co. received approximately $182,179 in fees and expenses and received 15% of the equity.   Funston assumed the position of Chairman of O’Day and a monthly fee of $10,000 and, within 11 months from the date the transaction closed, O’Day’s net income swung from a gain of $790,000 to a loss of $346,000.  Funston even facilitated a $650,000 rescue loan to O’Day in which Equus participated, less than 16 months later even though, according to the O’Day bankruptcy judge:

Notwithstanding the loan, O’Day’s financial health [at the time of the rescue loan] was not good.  The company’s earnings before interest and taxes and net earnings were negative . . .

Six months after the rescue loan (and less than 2 years following the initial investment), O’Day was forced into involuntary bankruptcy – a Chapter 7 liquidation.  Despite being charged with and paid for overseeing O’Day, Forbes magazine quoted Funston as saying:

In the course of the two years that we were involved with O’Day, I spent only 20 days at the Fall River facility.

Funston’s actions were described in the same article as an example of “[w]hat happens when a buyout artist doesn't understand the business….”

Additionally, Funston served as a director of Regent Bancshares Corp., a once public bank holding company, where he failed to attend at least 75% of the meetings of the Board during at least one year of his tenure despite the bank’s being located in his city of residence.  Further, while on the Board of Bancshares, Mr. Funston became delinquent on a $705,000 loan from the bank and forced the bank to institute foreclosure procedures against him.

4.	THE FUND HAS COMMENCED A LAWSUIT TO RECOVER $2.3 MILLION OWED BY TRULITE, INC. – AND THREE OF TRULITE’S DIRECTORS ARE NOMINEES OF THE DOUGLASS COMMITTEE

Jonathan H. Godshall and John D. White serve as the CEO and Chairman, respectively, of Trulite, Inc., a portfolio company of Equus that is now being sued by Equus to collect on a $2.3 million loan which was originated by Paula Douglass on behalf of the Fund.  Each of Messrs. Godshall and White and Paula Douglass are directors of Trulite.  Consider the conflicts created and the track record of these persons who have been nominated by the Douglass Committee to the Equus board:

•
Instead of pressing for collection and recovery of the Trulite Loan, the Douglasses, through the Douglass Committee, have instead sought to appoint Godshall, White, and Paula Douglass to your Fund’s Board of Directors,

•
Godshall, White, and Douglass have a fiduciary duty to protect the assets of Trulite – a direct conflict of interest with the duties of Equus directors to protect the interests of Equus shareholders and collect on the defaulted Trulite loan.

•
In early 2007, Trulite commenced trading on the OTC Bulletin Board and on March 31, 2008 had a market capitalization in excess of $14 million.  In July 2008, Paula Douglass was appointed to the Board of Trulite.  By June 2009, Trulite’s stock price declined and last traded at a penny per share in July 2009 with a market capitalization of approximately $200,000.

•	During 2009, Trulite’s net shareholder deficit increased from approximately $2.2 million to approximately $5.0 million.

DO EQUUS SHAREHOLDERS REALLY WANT THE LEGACY OF THE DOUGLASSES AND THEIR FRIENDS TO CONTINUE AS STEWARDS OF THE FUND’S ASSETS?

CONSIDER THE BACKGROUNDS AND TRACK RECORDS OF THE DOUGLASS COMMITTEE AND ITS NOMINEES AND ASK YOURSELF IF RETURNING THE DOUGLASSES TO CONTROL OF THE FUND WOULD BE BENEFICIAL TO ITS SHAREHOLDERS

While the Board is in the process of bringing in new, talented, and experienced directors with no previous connections with Equus or the Douglasses, Sam and Paula Douglass have chosen to launch this costly and disruptive proxy contest, seeking to replace your entire board with their Houston friends and associates.  Do not be misled.   Please discard any gold proxy card you may receive from the Douglass Committee.  The Douglasses' own proxy materials state that Mrs. Douglass intends to seek reimbursement from the Fund for her proxy solicitation expenses, which could total up to $800,000 -- without a vote of the Fund's shareholders.  Ask yourself if the Douglass Committee nominees' interests are the same as yours.  Support real change by voting the enclosed WHITE proxy card.

THE WHITE PROXY CARD NOMINESS HAVE A PLAN
FOR IMPROVING EQUUS’ PERFORMANCE AND BUILDING SHAREHOLDER VALUE

The Fund’s director nominees – including the four new directors – will focus immediately on:
•	Identifying and naming a talented and experienced CEO to lead the Fund forward.
•	Reducing costs and maximizing investments in portfolio companies through active management.
•	Effectively communicating fund strategy and growth opportunities to investors to improve the value of Equus’ stock, which is currently trading at a deep discount to the value of the Fund’s assets.

Mid- to longer-term objectives include:
•	Transforming Equus from a small Houston-based fund into a much larger, internationally focused and dynamic investment vehicle.
•	Capitalizing on attractive investment opportunities around the world.
•	Getting Equus firmly back on the track of receiving regular income and capital appreciation from its portfolio investments.
•	Ultimately seeking to resume the Fund’s quarterly dividend that was discontinued in early 2009.

Unlike the WHITE proxy card nominees of your Board, the Douglass slate does not have any plan for improving Equus and is riddled with conflicts of interest.  In fact, here’s what a leading proxy advisory firm has said about the Douglass slate:

“The Dissident [Douglass Committee] does not, to our knowledge, codify a specific plan for the Company [Equus] going forward.”
- Glass Lewis & Co., April 28, 2010 (Bracketed language added)

“With respect to the Dissident’s [Douglass Committee’s] non-incumbent nominees, Messrs. Godshall and White serve as the vice chairman and chairman, respectively, of Trulite, Inc. (“Trulite”), one of Equus’ portfolio companies.  Paula Douglass originated a $2.3 million loan to Trulite, on which Trulite defaulted and upon which the Company [Equus] took action to collect on April 23, 2010.  We believe these issues raise questions about whether certain of the [Douglass Committee’s] non-incumbent nominees may take actions or have interests that are not aligned with, or may, in fact, be inimical to, the interests of shareholders.”
- Glass Lewis & Co., April 28, 2010 (Bracketed language and underline emphasis added)

MAKE SURE YOUR VOICE IS HEARD;
VOTE THE WHITE PROXY CARD TODAY

Please sign, date and return the WHITE proxy card in the postage paid envelope provided.  Even if you have previously voted on the gold proxy card supplied by the Douglass Committee, you can still support your Board by voting the enclosed WHITE proxy card today.  YOUR RESPONSE TODAY WILL HELP PUT THE FUND BACK ON THE RIGHT TRACK.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of the Fund’s proxy materials, please call our proxy solicitation firm, Georgeson, Inc., toll-free at 866-821-2606 (banks and brokerage firms should call 212-440-9800), or email equus@georgeson.com.  Shareholders also can find additional materials on the annual meeting and how to vote on our website at www.equuscap.com.

As always, we thank you for your consideration and support.

Sincerely,

THE NOMINEES OF EQUUS TOTAL RETURN, INC.

Equus Total Return, Inc. Nominees for Director:

Alessandro Benedetti
Mr. Benedetti, 48, is currently the CEO of SAE Capital Ltd., which he founded in January 2007. Prior to that, he was the CEO of SAE Capital SPA, based in Rome, Italy. Over the last 20 years Mr. Benedetti has been involved in the structuring and financing of complex transactions, acting on behalf of companies and governments in North America, Europe, Central Asia and the Middle East. In 2005, he structured and led the acquisition of Wind Telecomunicazioni SpA, based in Italy, which had 16 million wireless subscribers, 1.6 million fixed line customers and 28 million registered internet users. At that time, the transaction was the largest leveraged buyout in European history, in a deal valued at over 12 billion Euros.

Bertrand des Pallieres
Mr. Pallieres, 43, has been the CEO of SPQR Capital LLP, based in London, UK since May 2007. He previously served as Global Head of Principal Finance and member of the Global Market Leadership Group of Deutsche Bank from 2005 to 2007.  From 1992 to 2005, he held various positions at JP Morgan, including Global Head of Structured Credit, European Head of Derivatives Structuring and Marketing and Co-head of sales for Europe Middle East and Africa.

John A. Hardy
Mr. Hardy, 58, is Chairman and Chief Executive Officer of Versatile Systems Inc. (“Versatile”), a technology consulting company, since January 1997. Mr. Hardy has had extensive experience in the insurance, finance and banking sectors, as well as mergers, acquisitions and litigation and resolution of multi-jurisdictional disputes practicing as a Barrister from 1978-1997. Mr. Hardy was also an adjunct Professor lecturing in insurance law at the University of British Columbia from 1984-2000.

Fraser Atkinson
Mr. Atkinson, 52, has been CFO of Versatile, a technology consulting company, since February 2003, Corporate Secretary of Versatile since October 2003 and Director since November 2003. Mr. Atkinson was involved in both the technology and corporate finance sectors as a partner at KPMG, LLP for over 14 years, having left the firm in September 2002.

Richard F. Bergner
Mr. Bergner, 79, has been a practicing attorney in Houston, TX for 50 years. Mr. Bergner’s practice includes corporate, investment and real estate matters; he has litigated cases in federal and state court.

Gregory J. Flanagan
Mr. Flanagan, 64, was Chairman of the Board, CEO and President of the Fund from July 2009 to February 2010. He previously served as COO of Gallagher Healthcare, Inc. – Houston Branch, an insurance brokerage company, from 2003 to 2008.  Mr. Flanagan also has more than 20 years of commercial banking experience.

Henry W. Hankinson
Mr. Hankinson, 58, is Managing Partner and co-founder of Global Business Associates, LLC, a boutique M&A consulting firm in Atlanta, GA. Mr. Hankinson is a former military officer with engineering and MBA degrees. He has held domestic and international senior executive management positions for over 30 years. In 1993, he moved to Moscow as the senior regional executive for Halliburton / Brown & Root (“HBR”) to establish the oil and gas construction market in the Former Soviet Union. In 1997, he moved to Riyadh, Saudi Arabia to serve as the senior HBR regional Managing Director of Saudi Arabia. In 1999, he was recruited to become the COO and senior American for a large multi-national conglomerate for the Saudi Royal Family. Based in Riyadh, he was responsible for investment acquisitions and portfolio management. During his career, Mr. Hankinson has served as Chairman, CEO, COO, and Director for both small and multinational private and public companies.

Robert L. Knauss
Mr. Knauss, 79, was Chairman of the Board of Philip Services Corp., an industrial services company, from 1998 to 2003, and Chairman of the Board and CEO of Baltic International USA, Inc. from 1995 to 2003. During the past twenty years, Mr. Knauss has served on the Boards of Directors of eight public companies. Mr. Knauss was the former Dean and Distinguished University Professor of the University of Houston Law School and was also Dean of Vanderbilt Law School.

Kenneth I. Denos
Mr. Denos, 42, has served as a director and principal of many small public and private companies throughout the world.  Since August 2009, he has been Deputy Executive Chairman of London Pacific & Partners, Inc., a healthcare and hospitality corporate finance advisory and investment firm. Previously he was President of the Fund from December 2007 to June 2009; CEO of the Fund from August 2007 to June 2009; Executive Vice President and Secretary of the Fund from June 2005 until August 2007; Executive Vice President of Equus Capital Administration Company, Inc. from June 2005 to May 2008; CEO and President of Equus Capital Administration Company, Inc. from May 2008 to June 2009; Executive Vice President of Moore Clayton Capital Advisors, Inc from June 2005 to May 2008; CEO and President of Moore Clayton Capital Advisors, Inc from May 2008 to June 2009. Mr. Denos has served as CEO of MCC Global NV since May 2006 and as a director and Executive Vice President of Moore, Clayton & Co., Inc. since January 2001. From November 2005 until May 2006, Mr. Denos served as the Non-Executive Chairman of Ridgecrest Healthcare Group, Inc. From February 2005 to February 2006, he served as a director and General Counsel of MCC Energy plc (now Tersus Energy plc). From April 1999 until August 2007, he has also served as Chairman and CEO of SportsNuts, Inc. (a sports marketing company). Since March 2007, Mr. Denos has served as a non-executive director of Secure Netwerks, Inc., an information technology hardware and software reseller. Since January 2000, he has served as President of Kenneth I. Denos, P.C. Since March 2009, he has served as CEO and Chairman of Acadia Group, Inc.

Cautionary Note Regarding Forward-Looking Statements
This letter may contain certain forward-looking statements regarding future circumstances.  These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including, in particular, the risks and uncertainties described in the Fund’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.  The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this letter does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.

Important Information
The Fund filed a definitive proxy statement concerning the 2010 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on April 12, 2010.  The Fund has also filed other relevant documents with the SEC.  The Fund advises stockholders to read the definitive proxy statement, as well as the other relevant documents filed with the SEC, because they contain important information about the election of directors and any other matters to be presented at the 2010 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and the other documents the Fund files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the Fund’s definitive proxy statement by accessing www.equuscap.com. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting Georgeson Inc. by telephone toll-free at 866-821-2606 (banks and brokerage firms should call 212-440-9800), or by email at equus@georgeson.com.

The Fund, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2010 Annual Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting is also contained in the proxy statement referred to above.